UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 1, 2005

COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1800 – 114th Avenue SE

BELLEVUE, WA 98004

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (425) 943-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

At a meeting of the Compensation Committee (the “Committee”) of the Company’s Board of Directors held on February 1, 2005, the Committee approved the 2005 Incentive Compensation Plan (the “Plan”). The Plan is an annual cash bonus plan in which the Company’s senior management team, including the Company’s executive officers, are eligible to participate. The Plan provides cash bonuses based on the achievement of goals relating to the performance of the Company. The target bonus is determined as a percentage of each participant’s base salary, ranging from 30% to 50%. Payout under the Plan is to be determined as follows: 60% is paid semi-annually and is based on achievement of certain semi-annual performance goals related to revenue, growth of the business, cost management, development of new products and earnings per share for each 6-month period; 20% is paid semi-annually and is based on the Committee’s discretion after evaluating the individual’s performance for each 6-month period; and 20% is paid annually based on the Committee’s discretion after evaluating the senior management team’s performance for the entire year. Of the 60% attributable to the achievement of performance goals, participants under the Plan may receive between 0% and 200% of the target amount, depending on the level of achievement of the goals.

At the same meeting, the Committee approved the following cash bonus payments under the 2004 Incentive Compensation Plan to the four executive officers named in the 2004 proxy statement who remain employed by the Company: David W. Cole, $141,106; Brian V. Turner, $74,074; Richard P. Stillman, $89,441; and Alexander C. Camara, 32,560 British Pounds. These bonuses will be paid on February 14, 2005.

Item 9.01 Financial Statement and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.1	2005 Incentive Compensation Plan

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.

Date: February 7, 2005	By:	/s/ David W. Cole
David W. Cole,
Chief Executive Officer

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